Exhibit 10.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL, AND SUCH INFORMATION HAS BEEN MARKED AT THE APPROPRIATE PLACE WITH [***].

PRINCIPALS AGREEMENT

THIS PRINCIPALS AGREEMENT (as Amended, this “Agreement”), dated as of August 7, 2023 (the “Effective Date”), is made by and among each of Douglas Ostrover (“Ostrover”), Marc Lipschultz (“Lipschultz”), Craig Packer (“Packer”), Alan Kirshenbaum (“Kirshenbaum”), Marc Zahr (“Zahr”), Michael Rees (“Rees”), Sean Ward (“Ward”), Andrew Laurino (“Laurino”) (each, a “Principal” and collectively as the “Principals”), and Blue Owl Capital Inc., a Delaware corporation (“PubCo”). Each of the Principals and PubCo, and solely for purposes of Section 1.3(a), Blue Owl Capital Holdings, LLC, a Delaware limited liability company (“BOCH”), may be referred to in this Agreement as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Amended IRA (as defined below).

RECITALS

WHEREAS, on the Effective Date, PubCo, certain of the Parties and certain other Persons party thereto are entering into that certain Amended and Restated Investor Rights Agreement, dated as of August 7, 2023 (as Amended, the “Amended IRA”);

WHEREAS, on the Effective Date, PubCo and Michael Rees are entering into the Rees Employment Agreement;

WHEREAS, on or about the Effective Date, PubCo is approving an Amended and Restated Executive Committee Charter (the “Amended and Restated EC Charter”); and

WHEREAS, the Parties desire to enter into this Agreement to set forth additional agreements and understandings.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

Section 1.1    Public Statements. On or about the Effective Date, PubCo is making a filing with the U.S. Securities and Exchange Commission substantially in the form attached as Exhibit A (the “Approved Filing”) and is filing, as exhibits thereto, this Agreement, the Amended IRA and the Rees Employment Agreement (the “Approved Exhibits”). Without limiting the Approved Filing and except as required by applicable law or the rules and regulations of any stock exchange upon which PubCo’s or its Affiliates’ securities are listed, no Party shall issue any press release or make any public statement (including by providing information (directly or indirectly through another Person) to any reporter, internet blogger or other Person for public release) related to the Approved Filing or entering into the Approved Exhibits, the matters or circumstances that gave rise or allegedly gave rise to the Approved Filing or entering into the Approved Exhibits, or the matters and agreements contemplated thereby, in each case without the consent of PubCo; provided, that notwithstanding anything to the contrary in the foregoing, (i) each Party may make statements or provide responses to questions and otherwise communicate (including to limited partners, investors and other third parties) in accordance with Exhibit B attached hereto (the “Approved Talking Points”), and (ii) if PubCo or its Affiliates seek to invoke the exception above in respect of statements required by applicable law or the rules and regulations of a stock exchange, to the extent practicable, prior to making any such statement or disclosure in reliance thereon PubCo shall promptly notify each of the Principals reasonably affected thereby of the purported obligation or requirement and provide each such Principal a reasonable opportunity to review and comment thereon (which comments PubCo shall consider in good faith).

Section 1.2    Non-Disparagement.

(a)    Each Party agrees, for the benefit of each other Party, not to, whether in writing (electronically or otherwise) or orally, directly or indirectly (including by causing or instructing any company or organization to), malign, denigrate, or disparage PubCo (including with respect to governance or operation of PubCo or any of its Subsidiaries) or any of its business units (including the GP Strategic Capital Business (as such term is defined in the Rees Employment Agreement)), or malign, denigrate or otherwise knowingly make any public statement that would reasonably be expected to be professionally or personally disparaging to or derogatory about any Principal, any member of the Board (or, to the extent nominated by PubCo or otherwise nominated in accordance with the Amended IRA, any prospective member of the Board), any executive officer or manager of PubCo or any of its Subsidiaries (whether in such individual’s capacity as officer, director, employee or otherwise of PubCo or any of its Subsidiaries), any Party’s respective predecessors or successors, or any of the respective current or former directors or officers of PubCo or any of its Subsidiaries with respect to any of their respective past or present activities in relation to PubCo (including with respect to the GP Strategic Capital Business) or any predecessor entity thereof, or to otherwise knowingly publish (whether in writing (electronically or otherwise) or orally) public statements that would reasonably be expected to portray any of the aforementioned parties in an unfavorable light. No Principal shall, directly or indirectly, (i) make any public statement adverse to, or fail to take all Necessary Action in support of, (A) any director nominated and recommended by PubCo for election to the Board in accordance with the Amended IRA or (B) any other proposal recommended by the Board to PubCo shareholders (unless such proposal was approved by the Board in violation of the Amended IRA) or (ii) make or approve any stockholder nominations for director or other stockholder proposals which are not approved and recommended by the Board in accordance with the Amended IRA; provided, that the obligations under this sentence shall (1) not apply to such Principal in his capacity as a member of the Board and (2) terminate as to each Principal on the later of (I) the fifth (5th) anniversary of the Effective Date and (II) the first Business Day following completion of PubCo’s first annual stockholder meeting (giving effect to any postponement or adjournment thereof) during the calendar year following the Fall-Away Date applicable to such Principal. When used herein, “Fall-Away Date” means, for each Principal, the date on which such Principal or a Person controlled by such Principal both no longer (aa) serves on the Board or has the right in accordance with the Amended IRA or the Zahr IRA to nominate a Person for election to the Board and (bb) owns or is no longer deemed to have, directly or indirectly, beneficial ownership of, or the right to direct the vote of, 10% or more of the voting power of PubCo’s Common Stock; provided, that for purposes of this definition, the Fall-Away Date for any of the ORC Principals and Dyal Principals, respectively, shall not occur until the Fall-Away Date for all of the ORC Principals or Dyal Principals, respectively, has occurred and for purposes of clause (bb) foregoing, the ownership or deemed ownership of each of the ORC Principals and Dyal Principals, respectively, shall be aggregated (e.g., such that if two of the ORC Principals collectively have beneficial ownership of more than 10% of such voting power, the Fall-Away Date will not be deemed to have occurred for any of the ORC Principals).

(b)    The obligations set forth in Section 1.2(a) shall not apply to statements made by any Party (i) for the purposes of exercising protected legal rights to the extent that such rights cannot be waived by agreement, (ii) in connection with enforcing any of the rights under any agreement (including this Agreement, and including with respect to PubCo’s and its Subsidiaries’ policies) to which such Party is party with respect to PubCo or any of its Subsidiaries, (iii) for purposes of defending against or bringing any claim or claims against or by such Party, including any arbitral or administrative proceedings, (iv) the matters referred to in Section 1.2(c) or Section 1.2(d), or (v) in response to any incorrect, disparaging or derogatory statement (whether written or oral) or to any communication, in each case by or on behalf of (or reasonably believed to be by or on behalf of) a Party in violation of this Agreement, that would reasonably be expected to injure such Party’s reputation; provided, that in the case of statements permitted under the preceding clauses (ii) and (iii), such statements are made confidentially as part of a proceeding conducted in accordance with the dispute resolution procedures agreed to in Section 1.5 hereunder and in all cases such Person has a good faith basis for asserting the claim or action (to the extent such Person is asserting a claim or action) in which such statement is made and for believing that the statements are true and is making disclosure of relevant and necessary information.

(c)    The Parties acknowledge and agree that 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Nothing in this Section 1.2 is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(d)    Notwithstanding anything to the contrary herein, no provision of this Agreement will be interpreted so as to impede any Party from: (i) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization with actual or apparent jurisdiction to order such Party to disclose or make accessible such information, including, but not limited to, the Department of Justice, the U.S. Securities and Exchange Commission, the Congress and any agency Inspector General; (ii) accepting any U.S. Securities and Exchange Commission Awards; or (iii) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement prohibits or restricts any Party from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority with actual or apparent jurisdiction over such Party regarding any good faith concerns about possible violations of law or regulation. No Party needs the prior authorization of any other Party to make any such reports or disclosures, but each Party (other than PubCo) shall make a confidential disclosure to PubCo’s general counsel that such reports or disclosures have been made.

Section 1.3    Other Agreements.

(a)    Each of PubCo, BOCH, Ostrover, Lipschultz, Zahr and Rees agrees that for all purposes of that certain Employment Agreement, dated as of December 29, 2021, between BOCH and Zahr, (as Amended, the “Zahr Employment Agreement”), only Ostrover and Lipschultz shall be considered “Key Individuals”. Furthermore, each of PubCo and Zahr agrees for purposes of the Zahr Employment Agreement, that notwithstanding anything to the contrary in the Zahr Employment Agreement, if, during the Non-Compete Restricted Period or the Restricted Period (in each case, as defined in the Zahr Employment Agreement), Zahr breaches or otherwise takes an action prohibited by Section 1 of Exhibit A of the Zahr Employment Agreement (whether or not, because of a successful challenge or otherwise, such Section 1 of Exhibit A is then enforceable), and such breach or prohibited action is not cured (to the extent amenable to cure) within twenty (20) days following PubCo’s written notice to Zahr thereof, Zahr’s right to receive the Continued Compensation (as defined in the Zahr Employment Agreement) will immediately cease and be forfeited, and Zahr will repay any previously received Continued Compensation that is attributable to the period of time following such breach or prohibited action.

(b)    Each of PubCo and Ostrover agrees for purposes of that certain Employment Agreement, dated as of December 23, 2020, by and between PubCo and Ostrover (as Amended, the “Ostrover Employment Agreement”), that notwithstanding anything to the contrary in the Ostrover Employment Agreement, if, during the Restricted Period (as defined in the Ostrover Employment Agreement), Ostrover breaches or otherwise takes an action prohibited by Section 1 of Exhibit A of the Ostrover Employment Agreement (whether or not, because of a successful challenge or otherwise, such Section 1 of Exhibit A is then enforceable), and such breach or prohibited action is not cured (to the extent amenable to cure) within twenty (20) days following PubCo’s written notice to Ostrover thereof, Ostrover’s right to receive the Continued Compensation (as defined in the Ostrover Employment Agreement) will immediately cease and be forfeited, and Ostrover will repay any previously received Continued Compensation that is attributable to the period of time following such breach or prohibited action.

(c)    Each of PubCo and Lipschultz agrees for purposes of that certain Employment Agreement, dated as of December 23, 2020, by and between PubCo and Lipschultz (as Amended, the “Lipschultz Employment Agreement”), that notwithstanding anything to the contrary in the Lipschultz Employment Agreement, if, during the Restricted Period (as defined in the Lipschultz Employment Agreement), Lipschultz breaches or otherwise takes an action prohibited by Section 1 of Exhibit A of the Lipschultz Employment Agreement (whether or not, because of a successful challenge or otherwise, such Section 1 of Exhibit A is then enforceable), and such breach or prohibited action is not cured (to the extent amenable to cure) within twenty (20) days following PubCo’s written notice to Lipschultz thereof, Lipschultz’s right to receive the Continued Compensation (as defined in the Lipschultz Employment Agreement) will immediately cease and be forfeited, and Lipschultz will repay any previously received Continued Compensation that is attributable to the period of time following such breach or prohibited action.

(d)    Each of PubCo and Rees agrees for purposes of the Rees Employment Agreement, that notwithstanding anything to the contrary in the Rees Employment Agreement, if, during the Restricted Period (as defined in the Rees Employment Agreement), Rees breaches or otherwise takes an action prohibited by Section 1 of Exhibit A of the Rees Employment Agreement (whether or not, because of a successful challenge or otherwise, such Section 1 of Exhibit A is then enforceable), and such breach or prohibited action is not cured (to the extent amenable to cure) within twenty (20) days following PubCo’s written notice to Rees thereof, Rees’ right to receive the Continued Compensation (as defined in the Rees Employment Agreement) will immediately cease and be forfeited, and Rees will repay any previously received Continued Compensation that is attributable to the period of time following such breach or prohibited action.

(e)    Notwithstanding anything to the contrary in any of the Approved Exhibits or any other agreement to which any such Party is party, each Party acknowledges and agrees that that certain Letter Agreement, dated as of April 10, 2022, by and among the Parties (other than Zahr), remains in full force and effect and all references to the Amended IRA shall be references to the Amended IRA shall be references to the Amended IRA, as supplemented by such letter agreement.

(f)    Each Party, by its or his execution and delivery hereof, acknowledges and agrees, for all purposes of any consent or approval rights under any agreement, charter or document to which such Party is party, beneficiary or subject, that such Party is hereby consenting and agreeing to the execution of each of the agreements constituting the Approved Exhibits and the adoption of the Amended and Restated EC Charter attached hereto as Exhibit C for all purposes thereof.

(g)    The Parties hereby agree to the additional matters set forth on Exhibit D hereto.

Section 1.4    Releases.

(a)    Effective as of the Effective Date, each Party, on behalf of such Party and all of such Party’s current, former and future spouses, heirs, executors, administrators, successors, and assigns as well as all entities controlled by any such Person (collectively, as to each Party, such Party’s “Releasors”), hereby releases and forever waives and discharges any and all claims, demands, causes of action, suits, controversies, actions, crossclaims, counterclaims, demands, debts, promises, agreements, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, claims for costs and attorneys’ fees, losses or liabilities of any nature whatsoever in law and in equity, and any other liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (collectively, “Claims”) that such Party or any of the other Releasors of such Party ever had, now have, or might have (whether arising under contract, under law or in tort) against any other Party or any of their respective current, former, and future affiliates, subsidiaries, parents, related companies, portfolio companies, controlling shareholders, owners, divisions, directors, members, trustees, officers, general partners, limited partners, employees, agents, attorneys, successors, assigns, representatives, insurers, investments, and investment funds (and the other investment vehicles any of the foregoing manage and/or for which they perform services) (collectively, for each releasing Party, such releasing Party’s “Releasees” and each, a “Releasee”), and each Releasee’s respective current, former, and future spouse, heirs, executors, administrators, successors, assigns, directors, members, trustees, controlling shareholders, subsidiaries, general partners, limited partners, affiliates, related companies, divisions, officers, employees, agents, insurers, representatives, and attorneys, arising at any time prior to and including the Effective Date, whether such Claims are known to such Party or unknown to such Party, whether such Claims are accrued or contingent, in each case to the extent relating to or arising from any Released Matters. When used in this Agreement, “Released Matters” means (i) the governance or operation of PubCo and each of its Subsidiaries and any breach of any duty or obligation in respect thereof, in each case on or prior to the Effective Date or (ii) any breach or alleged breach of, default under or non-performance under any contract, agreement, understanding, governing document, policy, bylaws or charter that any Party or any Releasor is party to, subject to or beneficiary of with respect to PubCo or any of its Subsidiaries in each case occurring on or prior to the Effective Date (including, for the avoidance of doubt, any breach or alleged breach of, default under or non-performance arising on or prior to the date hereof of the Prior IRA, the Executive Committee Charter or any agreement in effect by or among any or all of the parties hereto (including, for the avoidance of doubt, all exhibits thereto)); provided, however, that the “Released Matters” do not include any such Claim (A) that cannot be waived or released as a matter of law, (B) for or relating to compensation or remuneration of any kind (including with respect to payments, distributions, grants, allocations or other interests in, of or with respect to carried interest, or benefits (accrued or unaccrued, vested or unvested, or partially accrued or vested), or any other right to receive remuneration, including pursuant to any employment agreements in existence on or prior to the date of this Agreement (provided, however, that the Released Matters include, for each of (x) Ostrover, Lipschultz, Rees and Zahr, any Claim related to the calculation of “base compensation” or “additional compensation” under their respective employment agreements with respect to periods prior to the date hereof and (y) with respect to any Principal, expense reimbursements to which such Principal is not entitled in accordance with policies of PubCo and its Subsidiaries), (C) for breach, in each case solely after the date of this Agreement, of this Agreement, the other agreements that are Approved Exhibits, or any other agreement being entered into on or about the date hereof or which remains in full force and effect after the date hereof, or (D) for exculpation, indemnification or advancement of expenses or any rights under (1) any directors and officers or other insurance or indemnification policy to which any such Releasee is entitled, including in respect of actions or inactions prior to the Effective Date or (2) any charter, bylaws, shareholder agreement or other constituent or organizational documents of PubCo, its Subsidiaries or any other Person.

(b)    Each Party represents and warrants that neither such Party nor any Releasor of such Party has ever commenced or filed, or caused to be commenced or filed, any lawsuit or arbitration against any of the Releasees or other Persons being released under Section 1.4(a) (collectively, such Party’s “Releasee Group”), and no Party nor any Releasor of such Party has made any assignment or transfer of any right or Claim with respect to any Released Matter. Each Party further agrees not to (and to cause each of such Party’s Releasors not to) commence, file, or in any way pursue, or cause or assist any Person to commence, file, or pursue, any lawsuit or arbitration against any member of the Releasee Group in the future with respect to any Released Matter.

Section 1.5    Arbitration; Exclusive Jurisdiction; Waiver of Jury Trial.

(a)    To the fullest extent permitted by law, any dispute, controversy or claim asserted by on or behalf of any Party, such Party’s Releasors or any other Person for whom such Party is responsible in accordance with Section 1.12 arising out of or relating to this Agreement, any other Approved Exhibit or any other agreement to which PubCo or any of its Subsidiaries is party with any Principal (including, as applicable, the Zahr Employment Agreement, the Ostrover Employment Agreement, the Lipschultz Employment Agreement, the Rees Employment Agreement and the Zahr IRA) or the governing documents of Participant Carry GP, LLC or Participant PF Carry GP, LLC or otherwise with respect to the governance or operation of, or any policy or governing document, of PubCo or any of its Subsidiaries or Participant Carry GP, LLC or Participant PF Carry GP, LLC or such Party’s employment or service as an officer or director of PubCo or any of its Subsidiaries (collectively, whether or not PubCo is party to such proceeding, the “Arbitrable Matters”), including the validity, interpretation, performance, breach, alleged breach, negotiation, arbitrability or termination of any of the foregoing, shall be settled by binding arbitration to be held in New York, New York and administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules (including the procedures for Large, Complex Commercial Disputes if applicable under those rules) in effect when the arbitration is commenced. Any such arbitration shall be in front of a panel of three (3) arbitrators comprised of one (1) independent and impartial arbitrator designated by the claimant(s) in such action, one (1) independent and impartial arbitrator designated by the respondent(s) in such action, and one (1) independent and impartial arbitrator (who shall be the chair of the arbitral tribunal) jointly designated by the arbitrators designated by the claimant(s) and respondent(s) in accordance with the rules of the AAA. The Parties agree that any process or notice of motion or other application to any of such courts, and any paper in connection with any such arbitration, may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal; provided, that in each case, a reasonable time for appearance is allowed; and provided, further, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law. To the maximum extent permitted by applicable law, the decision of the panel of arbitrators shall be final and binding and not be subject to appeal. The arbitrators shall have the power to grant temporary, preliminary and permanent relief, including injunctive relief and specific performance, or any other remedy available from a court of competent jurisdiction (except for punitive damages). All matters related to any arbitration proceeding (including the institution thereof) and all related documents and testimony will be confidential to the maximum extent permitted by applicable law; provided, that if a party to an arbitration proceeding is required to disclose such information pursuant to applicable law or court order, such Party shall promptly notify the other relevant parties to such proceeding promptly and prior to making any such disclosure in order to allow the other parties to such arbitration proceeding to seek any protective order or to take any other action, and the party required to disclose such information shall only disclose as much information as is required under such applicable law or court order. Each party to such arbitration will agree to an arbitration agreement consistent with this Section 1.5.

(b)    Notwithstanding anything to the contrary herein, nothing in this Section 1.5 shall limit the ability of (i) PubCo to seek or obtain injunctive relief for breach or alleged breach of any restrictive covenants applicable to any Principal as set forth in a written agreement executed by such Principal or (ii) any Party to enforce an arbitration award, but any such action shall be brought in, and with regard to such court proceedings the parties consent to the exclusive jurisdiction of, the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court of the United States located in the State of Delaware or, if no such federal court shall have jurisdiction, the Delaware Superior Court and any appellate court from any appeal thereof.

(c)    The costs of the arbitration (“Arbitration Costs”), including any AAA administration fee and filing fee, arbitrators’ fees and the costs of the use of facilities during the hearings, will be initially borne equally by the claimant(s) and the respondent(s) and either party may bear 100% of the Arbitration Costs and seek reimbursement from the other Party. Any costs (whether in an arbitration or court proceeding permitted to be instituted pursuant to Section 1.5(b) or otherwise) that are specific to a particular party to such arbitration (“Personal Costs”), such as the fees and expenses of counsel, fact witnesses or experts shall be borne by the party incurring such costs. In any such dispute, the Parties agree that the applicable arbitration panel or court shall award to the prevailing party (i) any Arbitration Costs that he, she, or it may have incurred, and (ii) his, her, or its Personal Costs, and, if such applicable arbitration panel or court determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, such applicable arbitration panel or court may apportion such Arbitration Costs and Personal Costs between the prevailing and non-prevailing parties in such amounts as the arbitrator or courts deems equitable and appropriate under the circumstances; provided, that in the case of attorneys’ fees and expenses and other third party advisors’ fees and expenses, the non-prevailing party shall only be required to reimburse the prevailing party for, and an award shall only require the non-prevailing party to reimburse the prevailing party for, fees and costs incurred at the ordinary hourly rates of such attorneys and advisors (and specifically shall not award reimbursement of any Personal Costs to the extent such Personal Costs are contingency fees, success fees or other special fee arrangements). To the extent that a claim is instituted by, and later withdrawn, dismissed or otherwise abandoned by, a party, the arbitration panel or court with jurisdiction over such matter may award the other party its Arbitration Costs and Personal Costs in the same manner as though such other party was the prevailing party in such proceeding.

(d)    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO WAIVES, AND COVENANTS THAT IT OR HE WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, CLAIMANT, RESPONDENT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS OR HIS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(e)    It is agreed by each of the Parties, on behalf of such Party and such Party’s Releasors and each other Person for whom such Party is responsible in accordance with Section 1.12, that the provisions of this Section 1.5 shall apply with respect to all Arbitrable Matters and all other disputes involving some or all of the Parties, such Party’s Releasors and each other Person for whom such Party is responsible in accordance with Section 1.12, whether asserted by or against such Party, such Party’s Releasors or any other Person for whom such Party is responsible in accordance with Section 1.12 and that, notwithstanding anything to the contrary in any other agreement, governing document or policy (including each such agreement, governing document or policy referenced in Section 1.5(a) and notwithstanding any “complete agreement”, “integration” or dispute resolution provision therein) to which such Party is party, bound or subject or otherwise has rights, the Parties agree that, except as specifically provided in Section 1.5(b), the arbitration referred to in Section 1.5(a) is intended to govern any and all Arbitrable Matters and other disputes and (except as specifically provided in Section 1.5(b)) each Party and such Party’s Releasees may cite this Section 1.5 to require arbitration for such Arbitrable Matter or other dispute.

Section 1.6    Counterparts; Electronic Delivery. This Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 1.7    Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. Eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 1.7, notices, demands and other communications shall be sent to the addresses indicated on the signature pages to this Agreement.

Section 1.8    Amendments; Waivers. This Agreement may be Amended only in writing and only if executed by each of the Parties; provided, that any Principal may, without the consent of any other Party, waive any rights (but not any obligations or agreements) of such Principal in a written agreement executed by such Party; provided, further, that PubCo may not waive any of its rights under this Agreement, or deliver any consent or similar approval under this Agreement (including under Section 1.1), except by a written agreement approved by a majority of the members of the Board that are then independent (as determined in accordance with the New York Stock Exchange or, if PubCo’s common stock is then listed on a different exchange in the United States, the applicable rules of such other exchange), it being agreed that if PubCo waives compliance with, or amends in a manner favorable to such Principal, the obligation of any Principal (but not of all of the Principals) under Section 1.2(a)(i), Section 1.2(a)(ii) or Section 1.3 (any such right, a “Waived Right”) then (a) PubCo shall be deemed to have waived or amended, as applicable, to the same extent as the amendment or waiver of the Waived Right, any similar obligation to or the same obligation as the Waived Right that it has or may have had against any other Principal and (b) in the case of an amendment or waiver of any of Sections 1.3(a)-(d), PubCo shall promptly refund or repay any amounts previously paid, forfeited or repaid by any other Principal(s) to PubCo in respect of the earlier exercise by PubCo of any similar obligation to or the same obligation as the Waived Right.

Section 1.9    Entire Agreement. This Agreement (including the exhibits hereto) constitutes the final, complete and exclusive embodiment of the entire agreement and understanding between the Parties related to the subject matter hereof and supersedes and preempts all prior or contemporaneous understandings, agreements or representations by or between the Parties, written or oral; provided, that, in no event shall this Agreement amend or limit any right or obligation of any Party under any other Approved Exhibit; provided, further, that in the event of any conflict between Section 1.5 and any corresponding or other dispute provisions of any Approved Exhibit, Section 1.5 shall prevail.

Section 1.10    Governing Law. The Law of the State of Delaware shall govern (a) all Proceedings, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. For the avoidance of doubt, when used herein, “including” shall mean including, without limitation.

Section 1.11    Third-Parties. Without limitation of any of the provisions set forth on Exhibit D hereto, each member of the Releasee Group is an intended third party beneficiary of this Agreement with respect to Section 1.4; provided, that to enforce such rights, such Person must comply with (and each Party agrees to be bound by) Section 1.5 in asserting such rights.

Section 1.12    Responsibility for Controlled Affiliates. Each Party agrees that each covenant or agreement of such Party shall be deemed breached by such Party if taken by a Person controlled (directly or indirectly), whether by ownership of equity securities or contract, by such Party (including (a) in the case of Douglas Ostrover and Marc Lipschultz, Owl Rock Capital Feeder LLC or Owl Rock Capital Partners LP and (b) in the case of Michael Rees and Sean Ward, Dyal Capital SLP LP); provided, that (i) no Principal shall be deemed to control or be responsible for any breach by PubCo or any Person controlled by PubCo and (ii) PubCo shall not be in breach of this Agreement unless an action giving rise to such breach was authorized or taken by or at the direction of the Board, the CEO, a Co-President, the chief financial officer or the general counsel of PubCo; provided, further, for the avoidance of doubt, that no Dyal Principal shall have any right or remedy against PubCo by reason of any action taken by any member of the GP Strategic Capital Products Team (as such term is defined in the Rees Employment Agreement).

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the Effective Date.

BLUE OWL CAPITAL INC.
By:	/s/ Neena Reddy
Name: Neena Reddy
Title: General Counsel

[Signature Page to Principals Agreement]

Solely for purposes of Section 1.3(a)

BLUE OWL CAPITAL HOLDINGS, LLC
By:	/s/ Neena Reddy
Name: Neena Reddy
Title: General Counsel

[Signature Page to Principals Agreement]

By:	/s/ Douglas Ostrover
Name: Douglas Ostrover

By:	/s/ Marc Lipschultz
Name: Marc Lipschultz

By:	/s/ Craig Packer
Name: Craig Packer

By:	/s/ Alan Kirshenbaum
Name: Alan Kirshenbaum

Notice:	c/o Blue Owl Capital Inc. 399 Park Avenue, 37th Floor New York, NY 10022 Attn: Alan Kirshenbaum; Neena Reddy Email: alan.kirshenbaum@blueowl.com; neena.reddy@blueowl.com

[Signature Page to Principals Agreement]

By:	/s/ Michael Rees
Name: Michael Rees

By:	/s/ Sean Word
Name: Sean Word

By:	/s/ Andrew Laurino
Name: Andrew Laurino

Notice:

c/o Blue Owl Capital, Inc.

399 Park Avenue, 37th Floor

New York, NY 10022

Email: michael.rees@blueowl.com

sean.ward@blueowl.com

andrew.laurino@blueowl.com

With a copy (which shall not constitute a notice) to:

Christopher Ewan and Bret Chrisope

Fried, Frank, Harris, Shriver & Jacobson

LLP

One New York Plaza

New York, New York 10004

Email:christopher.ewan@friedfrank.com

bret.chrisope@friedfrank.com

[Signature Page to Principals Agreement]

Exhibit A

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Exhibit B

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Exhibit C

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Exhibit D

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